DREYFUS PREMIER STATE MUNICIPAL BOND FUND


                                                                   EXHIBIT 1
                                                                Sub-Item 77C


               MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Meeting of Shareholders of the New Jersey Series of Dreyfus Premier State Municipal Bond Fund (the "New Jersey Series") was held on May 10, 2001. Out of a total of 1,154,505.752 shares ("Shares") entitled to vote at the Meeting, a total of 648,836.955 Shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the New Jersey Series' outstanding Shares as follows:

     An Agreement and Plan of Reorganization, and the transactions provided for therein, including the transfer of all of the assets, subject to the liabilities, of the New Jersey Series to Dreyfus New Jersey Municipal Bond Fund, Inc. (the "New Jersey Fund"), a Maryland corporation, in exchange for shares of the New Jersey Fund, and the assumption of stated liabilities by the New Jersey Fund, and the distribution of such shares to the shareholders of the New Jersey Series.

     Affirmative Votes                  Negative Votes

     597,102.697                        25,405.000